Consent of Independent Auditors



We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 21, 2003 with respect to the financial statements of IDS Life Accounts G, F, H, PZ, RZ LZ, KZ, QZ, IZ, N, MZ, JZ, SZ and TZ - IDS Life Employee Benefit Annuity included therein in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4, No. 33-52518) for the registration of the IDS Life Employee Benefit Annuity offered by IDS Life Insurance Company.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2003